UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a -101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Civitas Solutions, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:
It is our pleasure to invite you to attend the 2017 Annual Meeting of Stockholders of Civitas Solutions, Inc. The meeting will be held on Friday, March 3, 2017 at 9:00 a.m. Eastern Standard Time, at 313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room. Registration will begin at 8:00 a.m. Eastern Standard Time.
YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone or by mail. Whether or not you plan to attend the Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or by mail.
On behalf of the Board of Directors, we would like to express our sincere appreciation for your ongoing support and continued interest in Civitas.
Very truly yours,

Bruce F. Nardella
Chair, President and Chief Executive Officer

Boston, Massachusetts
January 20, 2017

Notice of 2017 Annual Meeting of Stockholders

Time and Date	9:00 a.m. Eastern Standard Time, on Friday, March 3, 2017
Place	313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room
Items of Business	1.	Election of our Class III directors;
	2.	Advisory vote to approve named executive officer compensation (say-on-pay);
	3.	Re-approve performance measures for certain performance-based awards under the Civitas Solutions 2014 Omnibus Incentive Plan;
	4.	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017; and
	5.	Such other business as may properly come before the meeting.
Record Date
Holders of record of the Company’s common stock at the close of business on January 9, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2017 Annual Meeting of Stockholders, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or by mail.
This year we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. Instead, we are mailing our stockholders a Notice Regarding the Availability of Proxy Materials with instructions for accessing the proxy materials and voting over the Internet, by telephone or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2016 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 3, 2017: This Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10‑K for fiscal year 2016 are available in the investor relations section of our website at http://civitas-solutions.com/investor-relations/. Additionally, and in accordance with the Securities and Exchange Commission ("SEC") rules, you may access our proxy materials at www.proxyvote.com

By Order of the Board of Directors,

Linda De Renzo
Chief Legal Officer, General Counsel and Secretary

CIVITAS SOLUTIONS, INC.
313 Congress Street, Boston, MA 02210

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
MARCH 3, 2017

We have provided this Proxy Statement and a Proxy Card to you on the Internet or, upon your request, have delivered those proxy materials to you, because the board of directors of Civitas Solutions, Inc. is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on March 3, 2017 at 9:00 a.m.Eastern Standard Time. Unless the context otherwise requires, references to "Civitas," "the company," "we," "us," and "our" refer to Civitas Solutions, Inc. and its subsidiaries.

We are mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the close of business on January 9, 2017, for the first time on or about January 20, 2017.

Proxy Statement Summary Information
The Board of Directors (the “Board”) of Civitas is soliciting your proxy to vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this Proxy Statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting below. For additional information about these topics, please review this Proxy Statement in full and the Company’s Annual Report on Form 10-K for fiscal 2016 which was filed with the SEC on December 14, 2016 (the “Annual Report”).
Our fiscal year ends on September 30th each year. Fiscal years in this proxy statement are identified according to the calendar year in which the fiscal year ends. For example, references to “fiscal 2016”, or similar references, refer to the fiscal year ended September 30, 2016.
Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)
Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	10
Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	55
Re-approval of the Performance Measures for Certain Performance-Based Awards under the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (Proposal No. 3)	☑	FOR	56
Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2017 (Proposal No. 4)	☑	FOR	58

Frequently Asked Questions about Voting and the Annual Meeting
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on January 9, 2017, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting.
A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for review ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard Time, at the Office of the Secretary located at Civitas’ corporate headquarters at 313 Congress Street, Boston, Massachusetts 02210. A stockholder may examine the list for any germane purpose related to the Annual Meeting.
What are the voting rights of the holders of Civitas Solutions, Inc. common stock?
Holders of Civitas Solutions, Inc. common stock are entitled to one vote for each share held of record as of the close of business on the Record Date (January 9, 2017) on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.
How do I vote?
Stockholders of Record
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Broadridge Corporate Solutions, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the Internet, by telephone or by mail as instructed below to ensure your vote is counted.
Vote by Internet. Go to www.proxyvote.com. Use the Internet to vote up until 11:59 P.M. Eastern Standard Time on March 2, 2017, the day before the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.
Vote by Phone 1.800.690.6903. Vote by telephone by calling 1.800.690.6903 up until 11:59 P.M. Eastern Standard Time on March 2, 2017, the day before the Annual Meeting. Please have your Proxy Card in hand when you call and then follow the instructions.
Vote by Mail. If you have requested and received a Proxy Card by mail, you may mark, sign and date your Proxy Card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owners
If, on the Record Date, your shares were held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in "street name" and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee, as applicable for instructions on how to vote the shares you hold as a beneficial stockholder.
What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?
If a bank, broker or other nominee holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 4, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 4, you must submit voting instructions to the bank, broker or other nominee that holds your shares if you want your vote to count on such matters. When a bank, broker or other nominee votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”
What constitutes a quorum and how will votes be counted?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 37,266,213 shares of common stock were outstanding.
Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Board Recommendation
Election of directors (Proposal No. 1)	Plurality of the votes cast FOR each director nominee	FOR all nominees
Advisory vote to approve named executive officer compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the compensation of our named executive officers
Re-approval of the performance measures for certain performance-based awards under the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the re-approval of performance measures for certain performance-based awards
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017 (Proposal No. 4)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017
What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions/Withheld Votes	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of directors (Proposal No. 1)	FOR or WITHHOLD (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect
Advisory vote to approve named executive officer compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Re-approval of the performance measures for certain performance-based awards under the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017 (Proposal No. 4)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Unless you give other instructions when you vote, the persons named as proxies, Bruce F. Nardella, Denis M. Holler and Linda De Renzo, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change or revoke my vote?
Stockholders of Record. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Secretary at our corporate headquarters at Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.
Beneficial Owners. Beneficial owners should contact their broker, bank or other nominee for instructions on how to change their vote.
Can I attend the Annual Meeting?
Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Standard Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases and packages will be subject to search.
Please also note that if you are a beneficial owner (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk in order to gain admission to the Annual Meeting.

Election of Directors (Proposal No. 1)
The Board currently consists of nine members and is divided into three classes of directors, with three Class I directors, three Class II directors and three Class III directors. The current term of our Class III directors expires at the Annual Meeting, while the terms for Class I and Class II directors will expire at our 2018 and 2019 annual meetings of stockholders, respectively. Upon recommendation by the Nominating and Corporate Governance Committee of the Board, the Board has nominated three Class III directors for re-election as Class III directors. If elected, each nominee will serve for a three-year term expiring at the 2020 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier death, resignation or removal.
Each nominee currently serves as a director of the Company and has consented to serve if elected. Mr. Elrod joined our Board in 2006, Ms. Lenehan joined our Board in 2008 and Ms. Tocio joined our Board in 2015. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.
Set forth below is information with respect to our Class III director nominees and our continuing Class I and Class II directors, including their recent employment or principal occupation, a summary of select qualifications, skills and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their ages as of the Record Date. The Nominating and Corporate Governance Committee believes that as a group, the Class I and Class II directors, together with the nominees to serve as Class III directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board.
Nominees for Class III Directors for Election at the 2017 Annual Meeting

James L. Elrod, Jr.

Director Since: June 2006
Age: 62
Quality and Risk Management Committee Chair and Compensation Committee Member
Business Experience. Mr. Elrod joined our board of directors in June 2006. Mr. Elrod is a Managing Director of Vestar Capital Partners, having joined Vestar in 1998. Previously, he was Executive Vice President, Finance and Operations, for Physicians Health Service, a public managed care company. Prior to that, he was a Managing Director and Partner of Dillon, Read & Co. Inc. Mr. Elrod is currently a director of 21st Century Oncology (formerly known as Radiation Therapy Services, Inc.), where he serves as Chair of the Audit Committee and as a member of the Quality and Risk Management Committee and Veritas Collaborative, where he serves as a member of its Clinical Quality and Compliance Committee. Mr. Elrod was selected as a director for his knowledge and experience in finance and the health care industry. Mr. Elrod earned an A.B. from Colgate University and an M.B.A. from Harvard Business School.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and the health care industry.

Pamela F. Lenehan

Director Since: December 2008
Age: 64
Audit Committee, Compensation Committee Member and Presiding Director
Business Experience. Ms. Lenehan was elected to our board of directors in December 2008. Ms. Lenehan has served as President of Ridge Hill Consulting, a strategy consulting firm, since 2002. Prior to this, Ms. Lenehan was self-employed as a private investor. From 2000 to 2001, she was vice president and chief financial officer of Convergent Networks. From 1995 to 2000, she was senior vice president of corporate development and treasurer of Oak Industries Inc., which was acquired by Corning Inc. in 2000. Prior to that, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a member of the boards of directors of Monotype Imaging Holdings Inc., where she is a member of the Audit Committee and chair of the Management Development and Compensation Committee, and American Superconductor Corporation where she chairs the Audit Committee. From 2004 to 2013, she was a member of the board of directors of Spartech Corporation until it was acquired by PolyOne and from 2001 to 2007 she was a member of the board of directors of Avid Technology. Ms. Lenehan was selected as a director for her knowledge and experience in finance and strategy and her board experience. Ms. Lenehan holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. Ms. Lenehan earned a B.A. and an M.A. in Economics from Brown University.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and strategy and board experience.

Mary Ann Tocio

Director Since: October 2015
Age: 68
Quality and Risk Management Member
Business Experience. Ms. Tocio joined our board of directors in October 2015. Ms. Tocio was the President, Chief Operating Officer and a Director at Bright Horizons Family Solutions, Inc., a global provider of employer-supported childcare, early education and work-life solutions. She retired from her position in July of 2015 after more than 20 years of service. She remains on the board of directors at Bright Horizons, a position she has held since 2001. Since 2015 she has served on the board of directors of Burlington Stores, Inc. She also serves on the board of Dana Farber Cancer Institute and Veritas Collaborative. Previously, she also served as Director of Mac-Gray Corporation, Telecare Corporation, The George B.H. Macomber Company and Zany Brainy. Ms. Tocio was selected as a director for her knowledge and experience in finance and strategy and her board experience. Ms. Tocio received an M.B.A. from Simmons College Graduate School of Management.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and strategy and board experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES
FOR ELECTION AS A DIRECTOR.

Class I Directors With Terms Continuing Until the 2018 Annual Meeting

Chris A. Durbin

Director Since: December 2010
Age: 51
Compensation Committee Chair and Nominating and Corporate Governance Committee Member
Business Experience. Mr. Durbin was elected to our board of directors in December 2010. He is a Managing Director in the Vestar Resources group of Vestar Capital Partners. Before joining Vestar in 2007, Mr. Durbin was Managing Director of Strategy and Business Development in Bank of America’s Global Wealth and Investment Management business from 2001 to 2007. Prior to this, he worked at Mercer Management Consulting and Corporate Decisions, Inc., where he designed and implemented growth strategies for clients including several Vestar portfolio companies. Mr. Durbin previously served as a director of DeVilbiss Healthcare, Triton Container International Limited and International Asset Systems (IAS). Mr. Durbin was selected as a director for his knowledge and experience in strategy and operations. Mr. Durbin earned a B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s J.L. Kellogg School of Management.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.
Patrick M. Gray

Director Since: September 2014
Age: 67
Audit Committee Chair and Quality and Risk Management Committee Member
Business Experience. Mr. Gray was named a director upon the completion of the Company’s initial public offering in September 2014. Mr. Gray brings extensive experience in accounting and financial reporting to our board of directors, having spent over 37 years with PricewaterhouseCoopers LLP (“PwC”) until his retirement in 2009. He is a Certified Public Accountant who spent 25 years as an Audit Partner serving clients ranging from Fortune 500 companies and multi-national companies to rapid-growth companies pursuing an initial public offering. At the time of his retirement, he served as the lead partner for the PwC U.S. firm Corporate Governance Group. Mr. Gray is currently a member of the board of Sancilio Pharmaceutical Co., Inc., a privately-held, research-based biopharmaceutical company, where he has served in such capacity since 2012. Mr. Gray also serves on the board of directors of Datto, Inc., a private company that provides backup disaster recovery and business continuity services. Mr. Gray was selected as a director for his knowledge and experience in accounting and finance. Mr. Gray is a certified public accountant and holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. He earned a B.S. from the Wharton School at the University of Pennsylvania.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in accounting and finance.

Bruce F. Nardella

Director Since: January 2014
Age: 59
Quality and Risk Management Committee Member
Business Experience. Mr. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003 he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella was selected as a director for his knowledge and experience in the human services industry and the public, private and nonprofit sectors. Mr. Nardella earned an A.B. from Colgate University, an M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in the human services industry and the public, private and nonprofit sectors.

Class II Directors With Terms Continuing Until the 2019 Annual Meeting

Kevin A. Mundt

Director Since: March 2008
Age: 62
Nominating and Corporate Governance Committee Chair
Business Experience. Mr. Mundt joined our board of directors in March 2008. He is a Managing Director at Vestar Capital Partners, and is President of the Vestar Resources group. Before joining Vestar in 2004, Mr. Mundt spent 23 years as a strategy and operations consultant specializing in consumer products, retailing and multi-point distribution, as well as healthcare and industrial marketing. For eleven of those years, Mr. Mundt was a strategic adviser to Vestar, and served on the boards of several Vestar portfolio companies. He began his consulting career at Bain and Company, and went on from there to co-found Corporate Decisions, Inc. When that firm was acquired by Marsh and McLennan, Mr. Mundt became a Managing Director of Marsh and McLennan’s financial consulting arm, Mercer Oliver Wyman. Mr. Mundt is currently a director of Hearthside Food Solutions, the Woodstream Group and Roland Foods, companies in which Vestar or its affiliates has a significant equity interest. Further, Mr. Mundt is a member of the President's Leadership Council at Brigham & Women's Hospital and a member of the Corporation of Brown University. He is also a past director of The Sun Products Corp., MediMedia USA, Inc., Solo Cup Company, Fiorucci Foods, Birds Eye Foods, Sunrise Medical, Duff & Phelps and Big Heart Pet Brands. Mr. Mundt was selected as a director for his knowledge and experience in strategy and operations. Mr. Mundt earned a B.A. from Brown University and an M.B.A. from Harvard Business School.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Gregory S. Roth

Director Since: September 2015
Age: 60
Audit Committee and Nominating and Corporate Governance Committee Member
Business Experience. Mr. Roth joined our board of directors in September 2015. Mr. Roth joined TeamHealth, Inc., a supplier of outsourced healthcare professional staffing and administrative services, in November 2004. After serving as its President and Chief Operating Officer, Mr. Roth was promoted in May 2008 to Chief Executive Officer, and remained in this role until his retirement in September 2014. Prior to joining TeamHealth, Mr. Roth was employed by HCA -- The Healthcare Company beginning in January 1995. Beginning in July 1998, Mr. Roth served as President of HCA, Ambulatory Surgery Division. Prior to his appointment as President, Mr. Roth served in the capacity of Senior Vice President of Operations, Western Region from May 1997 to July 1998 and the Division's Chief Financial Officer from January 1995 to May 1997. Prior to these positions, Mr. Roth held various financial and operational positions in the healthcare industry. Mr. Roth currently serves as a Director of SpecialtyCare, a leading provider of clinical services to hospitals, Physicians Endoscopy, which specializes in the development and management of single-specialty endoscopic ambulatory surgery centers, and One Call Care Management, a leading provider of specialized services to the workers' compensation industry. He previously served as a Director of Team Health Holdings, Inc. Mr. Roth earned a B.S. from The Ohio State University and a Master's in Health and Hospital Administration from Xavier University. He is a Certified Public Accountant and a Registered Respiratory Therapist.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in the healthcare industry and board experience.

Guy Sansone

Director Since: December 2009
Age: 52
Compensation Committee and Nominating and Corporate Governance Committee Member
Business Experience. Mr. Sansone was elected to our Board of Directors in December 2009. Mr. Sansone is a Managing Director at Alvarez & Marsal in New York and serves as head of its Healthcare Industry Group. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. While at Alvarez & Marsal, Mr. Sansone served as Chief Executive Officer and Chief Restructuring Officer at Saint Vincent Catholic Medical Centers in New York from October 2005 to August 2007 and as interim Chief Financial Officer of HealthSouth Corporation from March 2003 to October 2004, among other positions. He recently served as Chief Restructuring Officer for Erickson Retirement Communities, which filed for bankruptcy protection in October 2009. Since November 2014, he has served as the Chief Executive Officer of Visiting Nurse Service of New York. Mr. Sansone served as a director of Rotech Healthcare, Inc. from March 2002 to August 2005. Mr. Sansone was selected as a director for his knowledge and experience in strategy and operations, with an emphasis on the health care industry. Mr. Sansone earned a B.S. from the State University of New York at Albany.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Corporate Governance
Our Board has adopted policies and procedures to ensure effective governance of Civitas. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Risk Management Committee, our Code of Conduct for Employees and our Code of Ethics for Senior Financial Officers may be viewed in the investor relations section of our website at www.civitas-solutions.com/investor-relations. We will also provide any of the foregoing information in print without charge upon written request delivered to the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210.
The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, and may propose modifications to the Corporate Governance Guidelines and other key governance practices from time to time for adoption by the Board.

Controlled Company
We are a “controlled company” under the New York Stock Exchange corporate governance standards because Vestar holds a majority of the voting power of our outstanding common stock. As a controlled company, we are exempt from the rules that would otherwise require that:

•	a majority of our Board of Directors consist of “independent directors,” as defined under the rules of the New York Stock Exchange;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

•	we have a compensation committee that is composed entirely of independent directors.
A majority of directors of our Board of Directors is independent. However, our Nominating and Corporate Governance Committee and Compensation Committee are not composed entirely of independent directors.

Based upon the information submitted by each director, the Board of Directors has affirmatively determined that Messrs. Gray, Roth and Sansone and Mses. Lenehan and Tocio is each an “independent director,” as such term is defined in the New York Stock Exchange rules.

Board Composition
An affiliate of Vestar is party to a director nominating agreement that provides Vestar the right to nominate: (i) eight of nine directors so long as affiliates of Vestar collectively own at least 40% of the total voting power of Civitas; (ii) seven of nine directors so long as affiliates of Vestar collectively own at least 35% of the total voting power of Civitas; (iii) six of nine directors so long as affiliates of Vestar collectively own at least 30% of the total voting power of Civitas; (iv) five of nine directors so long as affiliates of Vestar collectively own at least 25% of the total voting power of Civitas; (v) four of nine directors so long as affiliates of Vestar collectively own at least 20% of the total voting power of Civitas; (vi) three of nine directors so long as affiliates of Vestar collectively own at least 15% of the total voting power of Civitas; (vii) two of nine directors so long as affiliates of Vestar collectively own at least 10% of the total voting power of Civitas; (viii) one of nine directors so long as affiliates of Vestar collectively own at least 5% of the total voting power of Civitas. See “Certain Relationships and Related Party Transactions-Director Nominating Agreement.” Since the IPO, Messrs. Durbin, Elrod, Gray, Mundt, Nardella, Roth and Sansone and Mses. Lenehan and Tocio were designated as nominees by Vestar.
Our Board of Directors is divided into three classes as follows:

•	Class I directors, Messrs. Nardella, Durbin and Gray, whose term expires at the 2018 annual meeting of the stockholders;

•	Class II directors, Messrs. Mundt, Roth and Sansone, whose term expires at the 2019 annual meeting of the stockholders; and

•	Class III directors, Mr. Elrod and Mses. Lenehan and Tocio, whose term expires at the 2017 annual meeting of the stockholders.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. The Board currently consists of nine directors. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board.

Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board retains the right to exercise its discretion in combining or separating the office of the Chair of the Board (the “Chair”) and the Chief Executive Officer. The Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has appointed Bruce F. Nardella as the Chair of the Board. The Board determined that having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.
In accordance with the NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The presiding director presides at these sessions of non-management directors.
Because Civitas has combined the office of Chairman and Chief Executive Officer, the Board has decided that an independent director shall serve a one-year term as the presiding director. Annually, the Board of Directors elects an independent director to serve as the presiding director. It is anticipated that the position of presiding director will periodically rotate among the independent directors. In December 2016, Pamela F. Lenehan was appointed as the presiding director. This will be Ms. Lenehan's second term as presiding director.
The independent directors meet in an executive session at least one time per year.
The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Civitas is well-served by this flexible leadership structure.
Board Committees
The Board is responsible for overseeing the affairs of the Company. The Board held seven (7) meetings during fiscal 2016. Each Director attended (i) at least 75% of all of the Board meetings held during fiscal 2016 while such Directors were on the Board and (ii) at least 75% of the total number of meetings of the Board committees held during fiscal 2016 while such Directors were members of such committees. Directors are expected to attend our annual meeting of stockholders. All of our Directors other than Mr. Elrod attended the 2016 annual meeting of stockholders.
Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Quality and Risk Management Committee. Each of the committees reports to the Board as it deems appropriate, and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality and Risk Management Committee
Bruce F. Nardella				X
Chris A. Durbin		✓	X
Patrick M. Gray	✓			X
Kevin A. Mundt			✓
Guy Sansone		X	X
James L. Elrod, Jr.		X		✓
Pamela F. Lenehan	X	X
Gregory S. Roth	X		X
Mary Ann Tocio				X

✓ Chair of the committee
Audit Committee
The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm; (ii) reviewing our independent registered public accounting firm’s independence from management; (iii) reviewing with our independent registered public accounting firm the scope of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements; (vii) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (viii) reviewing and approving related party transactions; and (ix) reviewing and discussing policies and guidelines with respect to risk assessment and risk management.
The Audit Committee consists of Mr. Gray (Chair), Ms. Lenehan, and Mr. Roth. Mr. Gray has served as the Chair of the Audit Committee since January 2016. Our Board has affirmatively determined that each of Ms. Lenehan and Messrs. Gray and Roth meet the definition of “independent director” for purposes of serving on the Audit Committee under applicable SEC and New York Stock Exchange rules. In addition, Ms. Lenehan and Messrs. Gray and Roth each qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
The written charter for the Audit Committee is available on our corporate website at www.civitas-solutions.com.
The Audit Committee met fourteen (14) times in fiscal 2016.
Compensation Committee
The Compensation Committee is responsible for, among other matters: (i) reviewing and approving executive officer compensation goals, objectives and plans; (ii) reviewing and recommending the compensation of our directors; (iii) reviewing and approving employment agreements, severance arrangements and change in control agreements/provisions between us and our executive officers; and (vi) administering our stock plans and other incentive compensation plans.
Our Compensation Committee consists of Mr. Durbin (Chair), Mr. Elrod, Ms. Lenehan, and Mr. Sansone. The written charter for the Compensation Committee is available on our corporate website at www.civitas-solutions.com.
The Compensation Committee met seven (7) times in fiscal 2016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (ii) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) reviewing and recommending to our Board any changes to a set of corporate governance guidelines and principles applicable to us.
Our Nominating and Corporate Governance Committee consists of Mr. Mundt (Chair), Mr. Durbin, Mr. Roth and Mr. Sansone.
The written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.civitas-solutions.com.
The Nominating and Corporate Governance Committee met four (4) times in fiscal 2016.

Quality and Risk Management Committee
The Quality and Risk Management Committee is responsible for, among other matters: (i) oversight of our management compliance committee, which is responsible for the structure and implementation of our compliance plan and service delivery risk management plan; (ii) discussing specific material compliance and other legal issues with the Audit Committee, the Chief Legal Officer and the Compliance Officer, as appropriate; (iii) oversight of our quality assurance and quality improvement programs; and (iv) conducting such investigations into matters relating to compliance matters as the committee may deem necessary.
Our Quality and Risk Management Committee consists of Mr. Elrod (Chair), Mr. Gray, Mr. Nardella and Ms. Tocio.
The written charter for the Quality and Risk Management Committee is available on our corporate website at www.civitas-solutions.com.
The Quality and Risk Management Committee met four (4) times in fiscal 2016.
Compensation Committee Interlocks and Insider Participation
Messrs. Durbin, Elrod and Sansone and Ms. Lenehan are the members of our Compensation Committee, and none of them is or has been our officer or employee. Messrs. Durbin and Elrod are managing directors of Vestar, which controls Civitas. For a description of the transactions between us and Vestar, see “Certain Relationships and Related Party Transactions.” Apart from these relationships, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Identifying and Evaluating Director Candidates
The Nominating and Corporate Governance Committee is responsible for, among other matters, identifying and recommending candidates for the Board and reviewing and evaluating any candidates recommended by stockholders. The Nominating and Corporate Governance Committee is responsible for developing and recommending qualification standards and other criteria for selecting nominees for directors. These criteria include independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee considers a combination of factors for each nominee, including: (i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) the business or other relevant experience, skills, and knowledge that the individual may have that will enable him/her to provide effective oversight of Civitas’ business; (iii) the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; (iv) whether the individual contributes to the racial, ethnic and gender diversity of the Board; and (v) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.
The Board believes experience, qualifications or skills in the following areas are most important: (i) human services and healthcare; (ii) public policy; (iii) business development and strategic planning; (iv) accounting, finance and capital structure; (v) human resources and organizational design; (vi) technology development and management experience; (vii) leadership of complex organizations; (viii) leadership development and succession planning; (ix) corporate governance and board practices of other public companies; and (x) risk management and compliance.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2017 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Nominating and Corporate Governance Committee considers all director candidates, including candidates recommended by stockholders or proposed by stockholders in accordance with our Bylaws, in the same manner as other candidates identified to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may engage third-party search firms to identify potential director nominees.
Risk Oversight
Our Board has delegated to the Audit Committee oversight of our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and directs management to implement appropriate risk mitigation strategies. The Quality and Risk Management Committee focuses on our service delivery risk management process, and directs management to implement appropriate risk mitigation strategies with respect to service delivery. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Code of Conduct and Code of Ethics
We have adopted the MENTOR Network Code of Conduct that applies to our directors, officers and employees. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our chief executive officer, chief financial officer, principal accounting officer and all persons performing similar functions. The MENTOR Network Code of Conduct and the Code of Ethics for Senior Financial Officers are publicly available on our website at www.civitas-solutions.com. If we make any substantive amendments to the MENTOR Network Code of Conduct, or grant any waiver from a provision of the code of ethics for senior financial officers to our chief executive officer, chief financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Communications with the Board
Stockholders and other interested parties may contact an individual director, including the presiding director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210, Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.
All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Compensation
The table below sets forth the compensation of our non-employee directors in fiscal 2016. Messrs. Durbin, Elrod and Mundt are employees of Vestar and do not receive any additional compensation for their service as directors. Additionally, Mr. Nardella, whose compensation is reflected in "Executive Compensation" below, does not receive additional compensation for his service as director.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(a)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patrick M. Gray	97,549	166,355	—	—	263,904
Pamela F. Lenehan	95,329	166,355	—	—	261,684
Guy Sansone	86,085	166,355	—	—	252,440
Gregory S. Roth	90,000	130,749	—	—	220,749
Mary Ann Tocio	82,500	161,629	—	—	244,129

(a)
As of September 30, 2016, Mr. Gray held 8,877 restricted stock units, Ms. Lenehan held 8,877 restricted stock units, Mr. Sansone held 8,877 restricted stock units, Mr. Roth held 6,977 restricted stock units and Ms. Tocio held 8,328 restricted stock units.

We have a director compensation program for our non-employee directors who are not affiliated with Vestar. These directors receive an annual retainer of $75,000. These directors receive fees for committee membership that are paid as follows: (i) $20,000 annual fee for the Chair of the Audit Committee and $10,000 annual fee for other members of the Audit Committee; (ii) $15,000 annual fee for the Chair of the Compensation Committee and $7,500 annual fee for other members of the Compensation Committee, (iii) $10,000 annual fee for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual fee for other members of the Nominating and Corporate Governance Committee and (iv) $15,000 annual fee for the Chair of the Quality and Risk Management Committee and $7,500 annual fee for other members of the Quality and Risk Management Committee. We do not pay fees for attendance at committee meetings. We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.
We grant restricted stock units to our non-employee directors who are not affiliated with Vestar annually on the date of our annual meeting of stockholders. In fiscal year 2016, the non-employee directors who are not affiliated with Vestar were granted awards on February 26, 2016. These awards have vesting periods of one year. We do not impose any holding requirements but have adopted a stock ownership guideline for these directors which requires them to hold shares of our common stock with a value equal to three times their annual cash retainer, or $225,000, by September 16, 2019, or in the case of directors who joined after September 16, 2014, within five years of their election to the Board. These directors will be required to hold 100% of their equity awards until this guideline is met.

Executive Officers
The following table sets forth the names, ages, and titles of our executive officers as of January 9, 2017:

Name	Age	Position
Bruce F. Nardella	59	President, Chief Executive Officer and Director
Denis M. Holler	62	Chief Financial Officer
Brett I. Cohen	44	Chief Operating Officer
Jeffrey M. Cohen	48	Chief Information Officer
Linda De Renzo	57	Chief Legal Officer, General Counsel and Secretary
Gerald J. Morrissey, Jr.	63	Chief Quality Officer
David M. Petersen	68	Redwood Operating Group President
Dwight D. Robson	45	Chief Public Strategy and Marketing Officer
There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an officer.
Bruce F. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. He has served as our Chair of the Board of Directors since March 2016. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003 he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella earned an A.B. from Colgate University, an M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.
Denis M. Holler was appointed Chief Financial Officer in May 2007 and served as Treasurer from May 2007 through February 2015. Mr. Holler joined the Company in 2000 and was named Senior Vice President of Finance in January 2002. He has led the Company’s finance function since our acquisition by Vestar in 2006. In addition to overseeing all financial operations, he manages external relationships with our equity sponsor, investment banking and banking partners. Prior to joining the Company in October 2000 as Vice President of Financial Operations, Mr. Holler was Chief Financial Officer of the Fortress Corporation. Mr. Holler earned a B.A. from Fordham University, an M.S. in Accounting and an M.B.A. from Northeastern University.
Brett I. Cohen joined the Company as its Chief Operating Officer in November 2015. From November 2012 until joining the Company, Mr. Cohen served as Corporate Vice President, Inpatient Services at Fresenius Medical Care AG & Co. KGaA ("Fresenius"), a provider of kidney dialysis treatment and other related health care services. From 2009 to 2012, Mr. Cohen was Vice President, Operations, East Region at Kindred Healthcare, Inc., a healthcare services provider that operates hospitals, nursing centers, rehabilitation centers and provides care management services. Mr. Cohen earned a B.A. from Yale University and M.B.A. in Finance and Healthcare Management from The Wharton School at the University of Pennsylvania.
Jeffrey M. Cohen joined the Company as its Chief Information Officer in November 2011. From 2008 until joining the Company, Mr. Cohen served as Vice President of Information Technology for Magellan Biosciences, a private equity backed medical device company, where he oversaw the strategic transformation of its worldwide IT and communications systems. Prior to that, Mr. Cohen was Director of Information Technology at Biogen Idec, where he was responsible for its ERP, SOX program and ancillary systems for finance, human resources, legal and business development. He started his career at Cambridge Technology Partners, in various consulting roles culminating as a Vice President for its eBusiness practice. Mr. Cohen earned a B.S. from Cornell University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Linda De Renzo was named our Chief Legal Officer in March 2011, and has served as our General Counsel and Secretary since March 2006. Ms. De Renzo oversees the corporate, litigation and risk management, regulatory, compliance and labor and employment legal functions. Prior to joining the Company, Ms. De Renzo was a partner at Testa, Hurwitz & Thibeault, LLP in Boston from 1992 to 2004 and was an associate with the firm from 1986 to 1992. Ms. De Renzo represented high-growth companies and their financiers in a variety of industries including information technology, life sciences and health services. She also represented both issuers and underwriters in public offerings. She has an advanced professional director certification from the American College of Corporate Directors, a national public company director education organization. Ms. De Renzo earned an A.B. from Dartmouth College and a J.D. from Harvard Law School.
Gerald J. Morrissey, Jr. was named Chief Quality Officer in July 2014. Mr. Morrissey joined the Company in 2007 as Director, Operations and became Senior Director, Program Services later that year. In 2008, Mr. Morrissey became Vice President of Quality Assurance and Service Development. Prior to joining the Company, Mr. Morrissey devoted more than thirty years of his career to the Commonwealth of Massachusetts, having served for four years as Assistant Secretary for Disabilities and Community Services and more than a decade as the Commissioner of the Department of Developmental Services. Mr. Morrissey formerly served as President and Board Member of the National Association of State Directors of Developmental Disabilities Services. Mr. Morrissey earned a B.A. from the University of Massachusetts at Amherst, an M.Ed. from Antioch University, and an M.P.A. from the Kennedy School of Government at Harvard University.
David M. Petersen has served as our Redwood Operating Group President since June 2007. He had been serving as Senior Vice President and President of our Central Division since May 2003. Prior to joining the Company, Mr. Petersen worked for REM beginning in 1972, managing various operations in Minnesota, Montana, North Dakota and Wisconsin. Mr. Petersen earned a B.S. and M.A. in Fine Arts from St. Cloud State University.
Dwight D. Robson was named Chief Public Strategy and Marketing Officer in March 2011 after serving as Vice President of Public Strategy since joining the Company in 2003. He leads the work of the Public Strategy Group, which is responsible for developing and implementing the Company’s agenda with respect to communications, investor relations, marketing and proposal development, and government and community affairs. Mr. Robson’s experience prior to joining the Company includes senior policy and management positions in Massachusetts state government, including as Assistant State Treasurer. Mr. Robson earned a B.A. from the University of Massachusetts.

Executive Compensation

Compensation Discussion and Analysis
Introduction. This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer and principal financial officer, regardless of their compensation levels, and our three most highly compensated executive officers in our last completed fiscal year, other than our principal executive officer and principal financial officer.

For the fiscal year ended September 30, 2016, our NEOs were:

Name	Position
Bruce F. Nardella	President and Chief Executive Officer, Director
Denis M. Holler	Chief Financial Officer
Brett I. Cohen	Chief Operating Officer
David M. Petersen	Redwood Operating Group President
Kathleen P. Federico	Chief Human Resources Officer (Retired)
Compensation Policies and Practices. The objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	drive accountability for performance, including the quality of our services, by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.
Our executive compensation program is designed to reward our executive officers to operate the business in a manner that best serves our clients, payors and other public partners, as well as our stockholders and employees, thereby enhancing equity value. We do this by:

•
awarding a significant portion of our executives’ overall compensation based on our financial performance, specifically, revenue and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, and including a modifier based on the quality scorecard and number of days sales outstanding;

•	mitigating undue risk in compensation programs; and

•	including double-trigger change of control acceleration provisions for stock options and time-based restricted stock units.
Our executive compensation program provides foundational elements such as base salary and benefits, and the opportunity for significant performance-based annual cash incentives and longer-term equity-based incentives.
The Compensation Committee considered the results of the 2016 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Because approximately 97% of the shares of stock present and entitled to vote on the “say on pay” proposal approved the compensation of our named executive officers described in our proxy statement at our 2016 annual meeting, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote.

Elements of Compensation. Each element of our executive compensation program is designed to meet the objectives of our executive compensation program. The elements of the program are:

•	base salary;

•	annual cash incentives;

•	long-term incentive compensation in the form of equity;

•	deferred compensation;

•	severance benefits and equity vesting upon a change in control; and

•	other benefits

Long Term Incentive		
	Base Salary	Annual Incentive	Non-qualified stock options	Time Based Restricted Units	Performance Based Restricted Units
Primary Purpose	Attraction and Retention	Attraction and Retention	Attraction and Retention		
		Reward Short-Term Performance	Reward Long-Term Performance		
			Align Interests with Stockholders		
Recipients	All NEOs				
Payment/Grant Date	Ongoing	In Dec. for Prior Year	Typically Awarded in Q1		
Cash/Equity	Cash		Equity		
Performance Period	Ongoing	1 Year	Until Exercised	3 Years	3 Years
Competitive level	Target a competitive range with overall goal to achieve market competitive levels for similar positions				
Other considerations	Peer group analysis, individual performance, job responsibilities, experience, program characteristics, and succession

Base salaries for our executive officers provide a base source of cash income in line with the market for comparable positions. Our annual incentive compensation payouts reward executive officers for achievement of business performance, primarily adjusted EBITDA and revenue. In addition, we consider quality of services managed and work performed by the executive officers because we believe that service, quality and growth are inextricably linked with service outcomes and consumer and payor satisfaction. Our equity component of compensation is designed to reward equity value creation over a longer period of time.

Executive Compensation Decisions. For executive officers, other than the Chief Executive Officer, the Chief Executive Officer considers performance and makes recommendations to the Compensation Committee on base salary, annual incentive and long-term equity compensation. On at least an annual basis, the Compensation Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. For the Chief Executive Officer, the Compensation Committee reviews and considers the performance of the Chief Executive Officer and approves his base salary, annual incentive and equity grants. In fiscal 2016, the Compensation Committee engaged Frederick W. Cook & Co. ("FWC"), a compensation consulting firm, to review compensation paid to our executive officers with the goal of comparing total compensation paid to our executive officers to the total compensation paid to our peer group's executive officers.
Executive Compensation Study. In fiscal 2016, FWC conducted an analysis of the competitiveness and appropriateness of our cash and equity compensation programs. FWC reviewed market data from multiple commercial survey sources and reviewed public company peer group data. The companies in the peer group were chosen based on industry (health and human services), and size (revenue and number of employees) as of their then-most recent proxy filings. There were 11 U.S. based companies with median revenue of $1.557 billion and a median employee population of 10,700 selected as the peer group.

The Company's peer group includes the following companies:

Name of Company	Revenue (In millions)	Employees
Amedisys Inc.	$1,266	16,100
Amsurg Corp.	$2,567	10,700
Bioscrip, Inc.	$982	1,871
Chemed Corp.	$1,557	14,406
Ensign Group Inc.	$1,342	16,494
Health South Corp.	$3,280	27,929
Healthways, Inc.	$710	2,400
Kindred Healthcare, Inc.	$7,055	77,800
LHC Group Inc.	$797	8,879
Mednax	$2,893	8,645
Providence Service Corp.	$1,695	9,072
FWC reviewed base salary, annual cash bonus incentives and long-term incentive compensation in the form of equity of the peer group. Based on its review, FWC found net target total direct compensation positioning is within a competitive range of the market median when comparing all of the Company's executives to survey data. FWC recommended that the Company examine each executive individually and determine whether changes should be made after considering a variety of factors, including, among other things, the current economic environment, the executive's importance to the organization, expected future contribution to the organization, tenure and performance. Review is underway but as of the date of this Proxy Statement no changes to base salary have been made to the executive officers since the Company's IPO.
Base Salary. Base salary provides executives with a fixed amount of compensation paid on a regular basis throughout the year. Based on a compensation analysis, prepared by FWC in connection with the IPO, FWC found that the base salary of the President and Chief Executive Officer was below a competitive range of the peer group median as well as the survey median. According to FWC, a base salary between $600,000 and $650,000 would have elevated the base salary of the Chief Executive Officer to a competitive range. FWC also found that the base salary of the Chief Financial Officer was below a competitive range of the peer group median but within the competitive range of the survey median. After a review of the FWC’s recommendations and discussions with Mr. Nardella, the Compensation Committee increased the base salary of Mr. Nardella from $500,000 per annum to $575,000 per annum, as of September 1, 2014 and Mr. Holler’s base salary was increased from $335,000 to $375,000 per annum, as of September 1, 2014. Mr. Petersen's base salary was set at $320,000 per annum and Ms. Federico's base salary was set at $280,000. There have been no changes to these base salaries since September 1, 2014. Mr. Brett Cohen joined the Company in November 2015 and his base salary was set at $365,000 per annum.
Annual Incentive Compensation. In addition to base salary, each NEO participates in an annual cash incentive plan, which constitutes the variable, performance-based component of an executive’s annual cash compensation. In fiscal 2016, the annual incentive compensation of the NEOs was a two-step process.  First, the Compensation Committee reviewed the goals and objectives of the Chief Executive Officer set at the beginning of fiscal year 2016 against the results achieved by the Chief Executive Officer at the conclusion of the fiscal year.  The Chief Executive Officer also reported to the Compensation Committee regarding the fiscal 2016 goals and objectives of the NEOs against the results achieved by each of the NEOs at the conclusion of the fiscal year.  The achievement of these personal goals and objectives were then considered in connection with the annual incentive compensation as calculated pursuant to the 2016 Cash Incentive Plan (defined below).

POTENTIAL PAYOUT

- Based on financial performance targets (Actual Revenue/Plan x 50%) + (Actual EBITDA/Plan x 50%)
- Payout based on standard Performance/Payout Scale:
  - Threshold: 92.5% of plan = 50% payout; Target: 100% of plan = 100% payout; Maximum: 104% of plan = 150% payout

Days Sales Outstanding ("DSO") Modifier

Up to 10% decrease based on actual DSO compared to target

Quality Modifier

Up to 100% decrease based on quality of services scorecard

Quality score is based on customer satisfaction, licensing, certification, accreditation, risk management, and service line outcomes

Discretionary Increase/Decrease

Discretionary amount recommended by the CEO and approved by Compensation Committee

=

TOTAL INCENTIVE COMPENSATION PAYOUT

On October 16, 2015, the Compensation Committee approved the Civitas Solutions, Inc. Management Annual Cash Incentive Compensation Plan (the "2016 Cash Incentive Plan"), effective October 1, 2015. The 2016 Cash Incentive Plan amended and replaced the 5th Amended and Restated IC Plan. Under the 2016 Cash Incentive Plan, a NEO's incentive compensation payout is determined by first calculating the NEO's "potential payout" based on financial performance and then by applying a "Days Sales Outstanding" or "DSO" modifier (if applicable) followed by a quality of services modifier. Based on the applicable DSO performance, a NEO's potential payout can be decreased by up to 10% but cannot be increased. Based on the applicable quality of services performance, a NEO's potential payout can be decreased by up to 100% but cannot be increased. The 2016 Cash Incentive Plan emphasizes our commitment to the quality of services we deliver by including a quality of services scorecard to measure quality of services based on objective data. To align the 2016 Cash Incentive Plan with our commitment to deliver high quality services, the quality score is used to calculate the amount by which a NEO's potential payout may be decreased if the quality of services score does not meet our standards.
For purposes of determining a NEO’s potential payout, we used a payout scale with payout levels as a percentage of target incentive compensation (expressed as a percentage of base salary) that correspond to financial performance levels. The Company or the relevant operating group must meet a minimum threshold of 92.5% of financial performance goals for a NEO to receive any payout under the 2016 Cash Incentive Plan. The target potential payout for NEOs of 100% would have been payable if the Company had achieved 100% of the Company adjusted EBITDA (calculated in accordance with the 2016 Cash Incentive Plan) (the "IC Plan Adjusted EBITDA") and revenue (calculated in accordance with the 2016 Cash Inventive Plan (the "IC Plan Revenue"). The maximum potential payout for NEOs (other than Mr. Petersen) would have been payable if the Company had achieved 104.0% of the Company’s IC Plan Adjusted EBITDA and IC Plan Revenue targets. For Mr. Petersen, 75% of his maximum potential payout would have been payable if the Redwood Operating Group had achieved 104.0% of its contribution to overhead ("CTO") and IC Plan Revenue targets and 25% of his potential maximum payout would have been payable if the Company had achieved 104.0% of its IC Plan Adjusted EBITDA and IC Plan Revenue targets.

For fiscal 2016, the incentive compensation payout opportunity at threshold, target and maximum performance levels was as follows:

Officers	Threshold Payout (% of base salary)	Target Payout (% of base salary)	Maximum Payout (% of base salary)
Bruce F. Nardella	50	100	150
Brett I. Cohen	37.5	75	112.5
Denis M. Holler, Kathleen P. Federico, and David M. Peterson	25	50	75
The 2016 Cash Incentive Plan was structured to provide incentive compensation based upon our and/or the relevant Operating Group’s attainment of certain financial targets for fiscal 2016, which were approved by the Compensation Committee, and includes a quality of services scorecard.
The calculation of awards under the plan followed a three-step process in fiscal 2016.
First, a “potential payout” was calculated. As in prior years, the potential payout was based on achievement of revenue, calculated in accordance with the IC Plan Revenue, and IC Plan Adjusted EBITDA goals. In fiscal 2016, IC Plan Adjusted EBITDA was weighted 50 percent and IC Plan Revenue was weighted 50 percent for all participants in the plan. The Compensation Committee chose these targets as profitability continues to be a major objective of the Company, while the continuing focus on revenue is meant to incentivize management to expand the Company’s overall business in order to grow its adjusted EBITDA. The weighting reflects an equal emphasis on promoting organic growth in addition to profitability. Potential payouts for the NEOs (other than Mr. Petersen) were calculated based on the consolidated IC Plan Adjusted EBITDA and IC Plan Revenue results of the Company. Mr. Petersen's potential payout was calculated based on 75% on the CTO and IC Plan revenue results of the Redwood Operating Group and 25% on the consolidated IC Plan Adjusted EBITDA and IC Plan Revenue results of the Company.
To incent the NEOs and other executives to be acquisitive, the revenue and EBITDA of potential acquisitions are included in the IC Plan Revenue and IC Plan Adjusted EBITDA targets. When calculating the IC Plan Revenue and IC Plan Adjusted EBITDA results, the revenue of acquisitions completed and the resulting Adjusted EBITDA achieved as a result of the acquisitions actually completed during the fiscal year are included in the calculation of IC Plan Revenue and IC Plan Adjusted EBITDA. To incent the NEOs to invest in new programs, the NEOs and other executives are held harmless from the difference in revenue and EBITDA included in the IC Plan Revenue and IC Plan Adjusted EBITDA targets for new programs that meet certain criteria (generally, the first 18 months of the program) versus the revenue and EBITDA actually achieved by the new programs in the fiscal year.
On October 30, 2015, the Compensation Committee approved the financial targets for the Company's executive officers for fiscal 2016. The financial targets set for the Company was as follows: Target IC Plan Revenue of $1,423.1 million and Target IC Plan Adjusted EBITDA of $172.7 million.

In the case of the NEOs (other than Mr. Petersen), the potential payout ranged from 50% of target for achievement of 92.5% of the IC Plan Adjusted EBITDA and IC Plan revenue goals, to 150% of target for achievement of 104% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals. For Mr. Petersen, (i) 75% of his potential payout was based on achieving 50% of target for achievement of 92.5% of the Redwood Operating Group's CTO and revenue goals, to 150% of target for achievement of 104% of the Redwood Operating Group's CTO and revenue goals and (ii) 25% of his potential payout was based on achieving 50% of target for achievement of 92% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals to 150% of target for achievement of 104% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals. Payouts for performance levels between threshold and target, and between target and maximum, are calculated proportionately. For fiscal 2016 the Company achieved the following results for incentive compensation purposes: Actual IC Plan Revenue of $1,396.4 million and Actual IC Plan Adjusted EBITDA of $166 million, which resulted in a "potential payout" of 79% of the participant's target payout at the Company level and 87% for Mr. Petersen.
Second, for Messrs. Nardella, Holler, Cohen and Petersen, the potential payout may be further modified based on the DSO performance achieved by the Company (in the case of NEOs other than Mr. Petersen) and by the Redwood Operating Group (in the case of Mr. Petersen). Ms. Federico was not subject to the DSO modifier. If the achievement of DSO performance is 107.5% or greater than the target, the DSO modifier will be decreased by 10.0%. The DSO modifier ratably decreases from -10% to 0% as the DSO gets closer to the target DSO. In no event will a potential payout be decreased by more than 10% as a result of the application of the DSO modifier. Performance with respect to DSO for FY 2016 met the goal and as a result, none of Messrs. Nardella, Holler, Cohen or Petersen received a decrease to their potential payout.
Third, after calculating the "potential payout" based on the financial targets, the potential payout was subject to reduction of up to 100% based on the quality of services scorecard. A participant could also receive no incentive payout, notwithstanding the potential payout calculation, if he or she engaged in exceptionally poor conduct or poor performance during the fiscal year. No reductions were made for fiscal 2016 based on the quality of services scorecard or for poor performance.
For the NEOs, the Compensation Committee reviewed the NEO's potential payout based on the calculations set forth in the 2016 Cash Incentive Plan as compared to their achievement of certain goals and objectives set for each of them earlier in the year.
Based on the IC Plan Revenue, IC Plan Adjusted EBITDA, DSO performance and quality of services scorecard, Messrs. Nardella, Holler, B. Cohen and Ms. Federico each received 79% of his/her target payout and Mr. Petersen received 87% of his target payout.
Discretionary Bonuses
Mr. Cohen received a signing bonus of $75,000 when he joined the Company in November 2015.
Our NEOs may receive additional discretionary incentive compensation. In the case of the executive officers, discretionary incentive compensation is determined by the Chief Executive Officer and approved by the Committee. Based on the review of the goals and objectives of each NEO, no discretionary awards were made to the NEOs with the exception of Mr. Petersen who was granted a bonus of $20,400 in recognition of his increased operational responsibilities and strong performance.

Equity-Based Compensation.
NMH Investment, LLC. Prior to the IPO, long-term incentive compensation was provided in the form of non-voting equity units in NMH Investment, LLC (the "LLC"), under the NMH Investment 2006 Unit Plan. This plan allowed certain of our officers, employees, directors and consultants to participate in our long-term growth and financial success through acquisition of equity interests in the LLC, including Class B, Class C, Class D, Class E, Class F, Class G and Class H Common Units of the LLC. The purpose of the plan was to promote our long-term growth and profitability by aligning the interests of our management with the interests of our former ultimate parent and by encouraging retention. The plan was administered by the Compensation Committee, which recommended awards to the management committee of the LLC. The management committee determined, among other things, specific participants in the plan as well as the amount and value of any units awarded.
In connection with an underwritten secondary offering, on October 1, 2015, the LLC distributed all of the 25,250,000 shares of our common stock it held to its existing members in accordance with their respective membership interests pursuant to the terms of the LLC Agreement and the management unitholders agreements (the "Distribution"). The Distribution triggered the vesting condition of the Class H Common Units and the acceleration of unvested Class F Common Units. The LLC was formally dissolved as of January 31, 2016. The distribution of our common stock to our NEOs is reflected in the "Option Exercised and Stock Vested" table.
2014 Omnibus Incentive Plan.
In connection with the IPO, we adopted the 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through an ownership interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.
As of September 30, 2016, we have awarded non-qualified options ("NQSOs") to purchase an aggregate of 709,832 shares of common stock, an aggregate of 873,739 restricted stock units ("RSUs") outstanding and an aggregate of 106,170 PRSUs performance-based restricted stock units ("PRSUs")(assuming all PRSUs vest at the maximum amount of 250%) to our employees under the 2014 Incentive Plan.
Previous Awards.
In connection with the IPO, Mr. Nardella received a grant of NQSOs and RSUs in value equal to 375% of his annual base salary. Messrs. Holler and Petersen and Ms. Federico each received a grant of NQSUs and RSUs equal to 112.5% of his/her salary. The NQSOs and RSUs for the executive officers vest over a three year period beginning September 16, 2014.
The equity awards granted at the time of the IPO in fiscal 2014 were designed to constitute the equity incentive compensation element of the executive compensation for the period from the IPO until the first regularly scheduled annual grant, which occurred in January 2016. Accordingly, no equity grants were made in fiscal 2015.
Fiscal 2016 Equity Awards
On January 13, 2016, the Compensation Committee made equity compensation awards to certain of our employees, including the NEOs. The following types of awards were granted: NQSOs, time-based RSUs and PRSUs.

Name	Non-Qualified Stock Options	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units(Target Number of Shares)
Bruce F. Nardella	39,020	28,635	14,318
Denis M. Holler	7,634	5,603	2,801
Brett I. Cohen	12,385	9,089	4,544
David M. Petersen	6,515	4,781	2,390
Kathleen P. Federico	5,700	4,183	2,092
The PRSUs are the first awards granted under the 2014 Incentive Plan that vest based on performance conditions. The PRSUs will be earned and vested over a three-year performance period based upon (a) our Adjusted EBITDA performance for the third year of the performance period (i.e., the fiscal year ending September 30, 2018 (“fiscal 2018”)), where Adjusted EBITDA means the “Adjusted EBITDA” as defined for purposes of our earnings release disseminated to its stockholders and furnished on a Form 8-K, or similar public disclosure document, as determined by the Compensation Committee in its reasonable discretion, and (b) the percentage ratio determined where the numerator is the total shareholder return of our common stock (expressed as a percentage) and the denominator is the total shareholder return of the Russell 2000/Health Care Index (expressed as a percentage) (“Relative TSR”) as determined for the period beginning October 1, 2015 and ending September 30, 2018 on the assumption that an investor invested $100 in each of our common stock and the Russell 2000 Healthcare Index on October 1, 2015.
Vested PRSUs will be settled in shares of our common stock. The number of shares earned will range from 0% to 250% of the target award. The percentage level at which the performance conditions are satisfied will be determined by the Compensation Committee following the end of fiscal 2018. First, a preliminary payout will be determined based on the achievement of Adjusted EBITDA for fiscal 2018 as follows:

Level of Adjusted EBITDA Performance for Fiscal 2018	Preliminary Payout based on Adjusted EBITDA Performance
Threshold (92.7% of Target)	50%
Target (100% of Target)	100%
Maximum (107.3 % of Target)	200%
To the extent that Adjusted EBITDA is between the threshold and target levels or between the target and maximum levels, the percentage at which the Adjusted EBITDA performance condition is satisfied will be determined on a pro rata basis using straight line interpolation.
Second, the payout will be modified based upon our relative TSR performance for the period beginning on October 1, 2015 and ending September 30, 2018. If our Relative TSR is less than 25%, the final payout will be decreased by 25%. If our Relative TSR is 75% or greater, the final payout will be increased by 25%. No adjustment will be made if our Relative TSR is 25% or greater but less than 75%.
Fiscal 2017 Equity Awards.
On December 9, 2016, the Board of Directors of the Company, based on the recommendations of the Compensation Committee, made equity compensation awards to certain employees of the Company, including the NEOs. Ms. Federico retired as the Chief Human Resources Officer as of December 20, 2016 and did not receive an equity award. The awards included non-qualified stock options and time-based restricted stock units, each of which will vest in one-third increments over a three year term.

Name	Non-Qualified Stock Options	Time-Based Restricted Stock Units
Bruce F. Nardella	54,866	42,155
Brett I. Cohen	17,414	13,380
Denis M. Holler	10,735	8,248
David M. Petersen	9,160	7,038
Deferred Compensation. Under the National Mentor Holdings, LLC Executive Deferred Compensation Plan (the "Executive Deferral Plan"), the NEOs receive an allocation to their account based on a percentage of base salary. Mr. Nardella receives an allocation of 13%, Mr. Cohen receives an allocation of 12%, Mr. Holler receives an allocation of 11% and Mr. Petersen and Ms. Federico each receive an allocation of 9%. These allocations are made as of the end of the plan year, December 31, for service rendered during the prior plan year. The balances earn a return, which for plan years 2016, 2015 and 2014 was a fixed rate of 6%. The plan is an unfunded, nonqualified deferred compensation arrangement, which provides deferred compensation to the executive officers. We may make additional discretionary allocations to the plan, although we did not do so in fiscal 2015 or fiscal 2016. A participant’s account balance is 100% vested and non-forfeitable and will be distributed to a participant following his or her retirement or termination from us, disability or death, or at our direction under certain circumstances. Because Ms. Federico was the Chief Human Resources Officer for all of fiscal year 2016 and resigned shortly before the end of the plan year, the Company elected to award her the full 9% of her base salary to her account on December 31, 2016.
A 401(k) plan is available to eligible employees, including the NEOs. Under the plan, we may make an annual discretionary matching contribution and/or profit-sharing contribution. To supplement the 401(k) plan, the National Mentor Holdings, LLC Executive Deferral Plan is available to highly compensated employees (as defined by Section 414(q) of the Internal Revenue Code), including the NEOs. Participants may contribute up to 100% of salary and/or incentive compensation bonus earned during the plan year. This plan is a nonqualified deferred compensation arrangement and is coordinated with our 401(k) plan so as to maximize a participant’s contributions and the Company’s matching contributions to the 401(k) plan, with the residual remaining in the Executive Deferral Plan. Amounts contributed to the 401(k) and/or Executive Deferral Plan are matched by us up to 1.5% of base salary (subject to Internal Revenue Service (“IRS”) compensation limits). Distributions are made upon a participant’s termination of employment, disability, death, retirement or at a time specified by the participant when he or she makes a deferral election. Participants can elect to have distributions made in a lump sum or in monthly installments over a five-year period. A specific-date election may be made only in a lump sum. We have established a grantor trust to accumulate assets to provide for the obligations under the plan. Any assets of the grantor trust are subject to the claims of our general creditors.
Severance and Change-in-Control Benefits. In connection with the IPO, we entered into an amended and restated employment agreement with Mr. Nardella and an employment agreement with each of Messrs. Holler, Petersen and Ms. Federico as of September 17, 2014. Mr. Cohen has an employment agreement effective as of November 30, 2015. Each of these agreements provides for severance benefits to be paid to the NEO if the Company terminates his or her employment without “cause” or he or she resigns for “good reason”, each as defined in the applicable agreement. Ms. Federico retired as the Chief Human Resources Officer effective December 20, 2016 and, as a result of her retirement, is no longer eligible to receive severance or other benefits under the employment agreement.
Other Benefits. The NEOs are entitled to participate in group health and welfare benefits on the same basis as all regular, full-time employees. These benefits include medical, dental, vision care, flexible spending accounts, term life insurance, short-term and long-term disability insurance and other benefits. In addition, all employees, including the executive officers, have the option of purchasing supplemental group term life insurance for themselves as well as coverage for their spouses and dependent children. Executive officers and certain other eligible employees may also elect to receive Company-paid parking (plus gross-up for tax liability) and supplemental disability insurance and long-term care insurance, with the premiums paid for by us.

Compensation Risk. The Compensation Committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, use of short-term and long-term performance-based awards, use of financial metrics that are easily capable of review and avoidance of uncapped rewards.
Fiscal 2016 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($)	Equity Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Bruce F. Nardella	2016	579,423	—	1,362,182	454,250	97,210	87,133	2,580,198
President and Chief Executive Officer	2015	577,211	—	—	483,913	—	87,174	1,148,298
	2014	482,885	—	2,323,250(g)	530,899	44,640	73,999	3,455,673
Denis M. Holler	2016	380,737		266,516	148,125	76,215	54,522	926,115
Chief Financial Officer	2015	381,261	—	—	157,798	—	54,560	593,619
	2014	343,495	—	421,875	192,355	52,971	50,067	1,060,763
Brett I. Cohen	2016	308,846	75,000(b)	432,353	216,262	74	49,924	1,082,459
Chief Operating Officer

David M. Petersen	2016	320,000	20,400(h)	227,424	139,600	31,952	42,009	781,385
President, Redwood Operating Group	2015	320,000	—	—	208,441	516	41,990	570,947
	2014	320,000	—	360,000	213,995	13,119	41,915	949,029
Kathleen Federico(i)	2016	282,154	—	198,996	110,600	50,950	36,637	679,337
Chief Human Resources Officer

(a)	Includes individual’s pre-tax contributions to health plans and contributions to retirement plans.

(b)	Mr. Cohen received a signing bonus of $75,000 when he joined the Company in November 2015.

(c)
The amounts represent the grant date fair value of the NQSOs, RSUs and PRSUs granted pursuant to the 2014 Incentive Plan. The assumptions used in determining the grant date fair value of these awards are set forth in Note 22 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 2016. The PRSUs were valued at the grant date based upon the probable outcome of the performance conditions. The grant date fair value of the PRSUs included assumes the target number of shares. Assuming the highest level of performance conditions (which would result in 200% of the target number of shares being issued), the grant date fair value of the PRSUs would be: Mr. Nardella $568,138; Mr. Holler $111,144; Mr. B. Cohen $180,306 and Mr. Petersen $94,835. As a result of Ms. Federico's retirement, only one-third (or ___ target shares) of the PRSUs will vest if the performance condition is met. The remainder of Ms. Federicos's PRSUs were forfeited as a result of her retirement.

(d)	Represents cash bonuses under the 2016 Cash Incentive Plan.

(e)
Represents earnings in excess of 120% of the applicable federal long-term rate under the Executive Deferred Compensation Plan and the Executive Deferral Plan. In fiscal 2015, Mr. Nardella had a loss of $27,298 and Mr. Holler had a loss of $21,102.

(f)
Includes Company contributions to the Executive Deferred Compensation Plan and the Company match on executive contributions to the 401(k) plan and Executive Deferral Plan. The amounts in this column were estimated at the time and have not been restated, as any differences were immaterial. Also included are Company paid parking, tax gross-ups for Company paid parking, imputed income on group term life insurance premiums and Company contributions for supplemental disability insurance and long-term care insurance premiums available to the executive officer. For fiscal 2016, the components of All Other Compensation were as follows:

Name	Company Contributions to Executive Deferred Compensation Plan ($)	Company Match on Contributions to 401(k) and Executive Deferral Plan ($)	Company Paid Parking ($)	Gross-ups ($)	Group Term Life Insurance ($)	Supplemental Disability Insurance ($)	Long-Term Care Insurance ($)
Bruce F. Nardella	74,750	3,975	1,155	537	1,820	2,313	2,583
Denis M. Holler	41,250	3,975	1,155	537	2,594	2,565	2,446
Brett I. Cohen	43,800	2,981	855	398	247	1,642	—
David Petersen	28,800	3,975	—	—	2,408	3,652	3,174
Kathleen Federico	25,200	3,975	1,115	537	1,196	2,162	2,412

(g)	Includes $167,000 in respect of estimated value of Class F Common Units that were granted to Mr. Nardella in connection with his promotion to Chief Executive Officer in January 2014.

(h)	Mr. Petersen received a discretionary bonus of $20,400 in recognition of his increased operational responsibilities and strong performance in fiscal 2016.

(i)	Ms. Federico retired from her position as Chief Human Resources Officer effective as of December 20, 2016.

Grants of Plan-Based Awards in Fiscal 2016
Estimated Possible Payouts Under Non-Equity Incentive Plan
The amounts below under “Estimated possible payouts under non-equity incentive plan awards” represent potential payouts relating to fiscal 2016 under The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan based on percentages of base salary as in effect at September 30, 2016. For a description of the plan, see “—Compensation Discussion and Analysis—Annual Incentive Compensation”. The tables below also include each grant of an equity award made to a NEO in fiscal 2016 under the 2014 Incentive Plan.

	Estimated possible payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($)	Maximum ($)
Bruce F. Nardella	287,500	575,000	862,500
Denis M. Holler	93,750	187,500	281,250
Brett I. Cohen	136,875	273,750	410,625
David Petersen	80,000	160,000	240,000
Kathleen Federico	70,000	140,000	210,000

		Estimated Future Payouts PRSUs
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or unit	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (a)
Bruce F. Nardella	1/13/2016	7,159	14,318	28,636	—	—	—	284,069
	1/13/2016	—	—	—	28,635	—	—	718,739
	1/13/2016	—	—	—	—	39,020	25.10	359,374

Denis M. Holler	1/13/2016	1,401	2,801	5,602	—	—	—	55,572
	1/13/2016	—	—	—	5,603	—	—	140,635
	1/13/2016	—	—	—	—	7,634	25.10	70,309

Brett I. Cohen	1/13/2016	2,272	4,544	9,088	—	—	—	90,153
	1/13/2016	—	—	—	9,089	—	—	228,134
	1/13/2016	—	—	—	—	12,385	25.10	114,066

David Petersen	1/13/2016	1,195	2,390	4,780	—	—	—	47,418
	1/13/2016	—	—	—	4,781	—	—	120,003
	1/13/2016	—	—	—	—	6,515	25.10	60,003

Kathleen Federico (b)	1/13/2016	1,046	2,092	4,184	—	—	—	41,505
	1/13/2016	—	—	—	4,183	—	—	104,993
	1/13/2016	—	—	—	—	5,700	25.10	52,497

(a)	The grant date fair value of the PRSUs assumes payout at the target level.

(b)
For Ms. Federico's PRSUs, thirty-three percent (33%) of the PRSUs granted may vest in the event that the Company achieves the target at the end of fiscal year 2018. The remaining sixty-six percent (66%) of the PRSUs have been forfeited as a result of her retirement.

Outstanding Equity Awards at Fiscal 2016 Year-End
Below is a chart of the NQSOs, RSUs and PRSUs the Company issued to the NEOs and outstanding as of September 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Not Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Bruce F. Nardella	93,746	46,873	$17.00	9/16/2024	49,776	$908,910	7,159	$130,723
		39,020	$25.10	12/3/2025
Denis M. Holler	18,340	9,172	$17.00	9/16/2024	9,739	$177,834	1,401	$25,582
		7,634	$25.10	12/3/2025
Brett I. Cohen	—	12,385	$25.10	12/3/2025	9,089	$165,965	2,272	$41,487
David Petersen	15,650	7,827	$17.00	9/16/2024	8,311	$151,759	1,195	$21,821
		6,515	$25.10	12/3/2025
Kathleen Federico (b)	13,694	6,849	$17.00	9/16/2024	7,272	$132,787	1,046	$19,100
		5,700	$25.10	12/3/2025

(a)	The market value of unearned shares assumes payout at the threshold level.

(b)
Ms. Federico's unvested options and unvested restricted stock units will not vest as a result of her retirement. One-third of her granted PRSUs (or ___) shares are eligible to vest in the event that the Company satisfies the performance condition of the PRSUs at the end of fiscal year 2018.

Option Exercises and Stock Vested
No options were exercised during fiscal 2016.
On October 1, 2015, in connection with an underwritten secondary offering, the LLC distributed all of the 25,250,000 shares of our common stock it held to its existing members in accordance with their respective membership interests and pursuant to the terms of the LLC Agreement and the management unitholders agreements. As a result, all of the LLC units were earned and vested, and each of the NEOs received shares of our common stock as the payout in respect of his or her units of the LLC. The following table provides additional information about the value realized by our named executive officers upon stock award vesting during fiscal 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce F. Nardella	—	—	553,122	11,892,123
	—	—	21,139	370,778
Denis M. Holler	—	—	411,305	8,843,058
	—	—	4,136	72,545
Brett I. Cohen	—	—	—	—
	—	—	—	—
David Petersen	—	—	320,503	6,890,815
			3,529	61,899
Kathleen Federico	—	—	214,345	4,608,418
	—	—	3,088	54,164
Pension Benefits
We do not have any pension plans.
Fiscal 2016 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (a)(b)	Company Contributions in Last Fiscal Year ($) (b)(c)	Aggregate Earnings in Last Fiscal Year ($) (b)(d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Bruce F. Nardella	166,978	78,725	131,432	963	1,517,055
Denis M. Holler	7,500	45,225	106,934	944	1,282,680
Brett I. Cohen	—	46,781	156	—	3,996
David Petersen	52,110	32,775	51,374	10,030	772,725
Kathleen Federico	36,930	29,175	64,793	1,307	627,172

(a)
Represents amounts contributed to the Executive Deferral Plan during fiscal 2016. The Executive Deferral Plan is available to highly compensated employees to supplement the 401(k) plan. For details about the plan, see “—Compensation Discussion and Analysis—Deferred Compensation”, above.

(b)
All of the amounts reported under “Executive Contributions in Last Fiscal Year” and “Company Contributions in Last Fiscal Year” are reported as compensation for fiscal 2016 in the Summary Compensation Table. Under “Aggregate Earnings in Last Fiscal Year”, the following amounts are reported as compensation in the Summary Compensation Table that were in excess of 120% of the applicable federal long-term rate are as follows:

Bruce F. Nardella	$97,210
Denis M. Holler	$76,215
Brett I. Cohen	$74
David Petersen	$31,952
Kathleen Federico	$50,950

(c)
Represents Company match (up to 1.5% of base salary) on executive contributions to the Executive Deferral Plan, plus Company contributions to the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to executive officers. For details about both these plans, see “—Compensation Discussion and Analysis—Deferred Compensation” above.

(d)
Represents the 6% return credited to the participant’s account in the Executive Deferred Compensation Plan for balances in fiscal 2016, plus the executives’ respective returns for amounts invested in the Executive Deferral Plan.

(e)	Represents amounts withdrawn from the Executive Deferral Plan and deposited into the executives' respective 401(k) account in accordance with IRS rules.

(f)
Represents aggregate balances in Executive Deferral Plan and Executive Deferred Compensation Plan for each executive as of fiscal year-end. Of the amounts in this column, the following amounts have been reported as Company contributions in the All Other Compensation column in the Summary Compensation Table for fiscal 2016, fiscal 2015 and fiscal 2014:

	Fiscal 2016	Fiscal 2015	Fiscal 2014
Bruce F. Nardella	$78,725	$78,706	$65,444
Denis M. Holler	45,225	45,206	41,098
Brett I. Cohen	46,781	—	—
David Petersen	32,775	32,756	32,681
Kathleen Federico	29,175	29,156	29,081

Stock Ownership Guidelines for Named Executive Officers

The Compensation Committee adopted stock ownership guidelines for its executive officers, operating group presidents and vice presidents. The stock ownership guidelines for the Company's named executive officers are determined as a multiple of the officer's base salary. The Company’s chief executive officer is required to hold shares of Civitas common stock with a value equal to at least six (6) times his annual base salary. The Company's chief financial officer is required to hold shares of Civitas common stock with a value equal to at least four (4) times his annual base salary. All other named executive officers are required to hold shares of Civitas common stock with a value equal to three (3) times his or her annual base salary. This ownership guideline is calculated using the applicable base salary as of October 1st each year and measured against the average of the month-end closing prices of the Company's stock for the prior 12 months. Named executive officers are not required to achieve the applicable level of ownership within any specified time period. The Chief Executive Officer and the Chief Financial Officer must retain 100% of their net profit shares until their applicable stock ownership guideline is met. All other executive officers are required to retain 50% of net profit shares until he or she complies with the guidelines. Net profit shares are defined as (i) shares received on vesting or earnout of restricted stock or restricted stock units or performance shares, net of shares withheld for taxes and (ii) shares received on exercise of stock options, net of shares tendered or withheld for payment of exercise price and shares withheld for taxes.

As of December 31, 2016, Messrs. Nardella, Holler and Petersen met their stock ownership guidelines. Ms. Federico retired as Chief Human Resources Officer as of December 20, 2016 and, accordingly, is no longer subject to such guidelines. Mr. Cohen, who joined the Company in November 2015, has not achieved his stock ownership guideline.

Employment Agreements

On December 16, 2013, we entered into an employment agreement with Bruce Nardella, effective as of January 1, 2014, in connection with his promotion to Chief Executive Officer, which was amended and restated on September 17, 2014 in connection with the IPO (the “Nardella Agreement”). The Nardella Agreement has an initial term of three years, after which the agreement renews automatically each year for a one-year term, unless terminated earlier by the parties. The Nardella Agreement provides for a base salary of $575,000 per year, subject to review and adjustment from time to time, with an annual bonus from the incentive compensation plan equal to no less than Mr. Nardella’s base salary if we reach certain yearly determined performance objectives. Under the terms of the Nardella Agreement, if Mr. Nardella is terminated by us without “cause” or Mr. Nardella resigns with “good reason”, we are obligated to continue to pay him his base salary and targeted incentive compensation for two years following the date of such termination, as well as a pro rata incentive compensation amount for the year in which such termination occurs if termination occurs within the second half of the year and a monthly payment of $2,000 for two years. The definition of “cause” includes the commission of fraud or embezzlement, an indictment or conviction for a felony or a crime involving moral turpitude, willful misconduct, violation of any material written policy of the Company, material neglect of duties, failure to comply with reasonable Board directives and material breach of any agreement with us or our securityholders or affiliates. The definition of “good reason” includes a material change in title, duties and responsibilities, a material reduction in Mr. Nardella’s annual base salary or annual bonus opportunity (subject to certain exclusions), a material breach by us of the Nardella Agreement, and relocation of Mr. Nardella’s principal place of work from its current location to a location that is beyond a 50-mile radius of such location. Under the terms of the Nardella Agreement, if Mr. Nardella is terminated due to death or disability, he will be entitled to accelerated vesting of a pro rata portion of his unvested time-based equity awards under the 2014 Incentive Plan and if Mr. Nardella is terminated (other than for “cause” and other than due to death or disability) within six months prior to or 24 months following a change in control, he will be entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason” and (ii) accelerated vesting of all of his unvested time-based equity awards under the 2014 Incentive Plan. The payment of severance benefits will be conditioned upon the execution and non-revocation of a release. The Nardella Agreement contains provisions pursuant to which Mr. Nardella has agreed not to disclose our confidential information. Mr. Nardella has also agreed not to solicit our employees or contractors, nor compete with us for a period of two years after his employment with us has been terminated.
In connection with the IPO, we entered into new employment agreements with each of our executive officers who previously had a severance agreement, including all of the other NEOs (Mr. Holler, Mr. Petersen and Ms. Federico). On November 6, 2015, we entered into an employment agreement with Brett Cohen, effective November 30, 2016. Other than Mr. Nardella, each NEO's employment agreement (i) provides for an employment term of one year with automatic renewals unless terminated in accordance with the agreement, (ii) specifies the executive’s position, duties, annual base salary and target bonus and (iii) provides for customary business expense reimbursement. The employment agreements for these executive officers provides that if the executive officer is terminated without “cause” or resigns for “good reason,” he or she will be, subject to execution and non-revocation of a release, entitled to (i) continued payment of his base salary for one year, (ii) payment of an amount equal to his or her target bonus, (iii) payment of a pro rata bonus for the year in which such termination occurs if termination occurs within the second half of the year and (iv) a monthly payment of $2,000 for 24 months. If the executive officer is terminated due to death or disability, he or she is entitled to (i) payment of a pro rata bonus for the year in which such termination occurs and (ii) accelerated vesting of a pro rata portion of his or her unvested time-based equity awards under the 2014 Incentive Plan. If the executive officer is terminated (other than for “cause” and other than due to death or disability) within six months prior to or 24 months following a change in control, he or she is entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason,” except that the payment of his base salary will continue for 18 months instead of 12 months following such termination, and (ii) accelerated vesting of all of his or her unvested time-based equity awards under the 2014 Incentive Plan. The employment agreements contain provisions pursuant to which each executive officer has agreed not to disclose our confidential information. Each executive officer also agreed not to solicit our employees or contractors, nor compete with us for a period of one year after his or her employment with us has been terminated.
Policy on Recoupment of Incentive Compensation in Event of Material Financial Restatement

In fiscal 2016, the Board adopted a recoupment policy that permits the Board to recover certain annual incentives from executive officers in the event of a material restatement of financial results. For restatements that occurred through no misconduct of an executive officer, the policy allows, at the discretion of the Board, the forfeiture or reimbursement of incentive compensation provided that the amount recovered is not greater than the amount of compensation that such officer would have received based on the restated financial results.  In the event of misconduct, at the discretion of the Board, the entire amount of incentive compensation received based on the financial reporting measure may be forfeited or reimbursed.  Additionally, our 2016 Cash Incentive Plan and 2014 Omnibus Incentive Plan allow for the recoupment of performance-based annual incentives and long-term incentives consistent with applicable law and the recoupment policy.

Estimated Severance and Change-in-Control Payments
The employment agreements of the executive officers provide for severance benefits in the event of termination under certain circumstances. The following table shows the amount of potential severance benefits for the NEOs pursuant to their employment agreements, assuming that termination occurred as of September 30, 2016, our fiscal year-end.

Name	Termination with "cause" or resignation without “good reason”	Termination without “cause” or resignation for “good reason”	Termination without “cause” or for “good reason” within 6 months prior to or 24 months following a change in control	Death or Disability
Bruce F. Nardella
Salary (a)	—	1,150,000	1,150,000	—
Bonus (b)	454,250	1,604,250	1,604,250	454,250
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	964,190	1,470,770
Total	454,250	2,802,250	3,766,440	1,925,020
Denis M. Holler
Salary (a)	—	375,000	562,500	—
Bonus (b)	148,125	335,625	335,625	148,125
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	189,391	287,759
Total	148,125	758,625	1,135,516	435,884
Brett I. Cohen
Salary (a)	—	365,000	547,500	—
Bonus (b)	216,263	273,750	273,750	216,263
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	165,965	198,504
Total	216,263	686,750	1,035,215	414,767
David Petersen
Salary (a)	—	320,000	480,000	—
Bonus (b)	139,600	299,600	299,600	139,600
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	161,621	245,597
Total	139,600	667,600	989,221	385,197
Kathleen Federico
Salary (a)	—	280,000	420,000	—
Bonus (b)	110,600	250,600	250,600	110,600
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	141,416	276,694
Total	110,600	578,600	860,016	387,294

(a)
Under Mr. Nardella’s employment agreement, if Mr. Nardella is terminated without cause or resigns for good reason, Mr. Nadella’s salary would continue for two years following the date of termination. For each of the other NEOs, under their employment agreements, (1) if the NEO is terminated without cause or a resignation for good reason, then he or she would continue to receive his or her salary for 12 months, and (2) if the NEO is terminated without cause or resigns for good reason within six months prior to or 24 months following a change in control, the NEO would continue to receive his or her salary for 18 months. These amounts would be payable over time in accordance with the Company’s regular payroll practices.

(b)
Under Mr. Nardella’s employment agreement, (1) if Mr. Nardella is terminated without cause or resigns for good reason, then Mr. Nadella would receive an amount equal to his earned but unpaid bonus as of September 30, 2016 plus his target annual bonus of 100 percent of base salary under the cash incentive compensation plan for two years after termination, and (2) if Mr. Nardella is terminated for cause, resigns for good reason or is terminated due to death or disability, then Mr. Nardella would receive an amount equal to his earned but unpaid bonus as of September 30, 2016. For each of the other NEOs (other than B. Cohen), under their employment agreements, (1) if the NEO is terminated without cause or resigns for good reason, then he or she would receive an amount equal to his or her earned but unpaid bonus as of September 30, 2016 plus his or her target annual bonus of 50 percent of his or her salary for one year following the date of termination, or, in the case of Mr. Cohen 75 percent of his salary for one year following the date of termination, and (2) if the NEO is terminated for cause, resigns for good reason or is terminated due to death or disability, then he or she would receive an amount equal to his earned but unpaid bonus as of September 30, 2016. These amounts would be payable in a single lump sum no later than March 15th of the calendar year following the calendar year in which the applicable fiscal year ended.

(c)
Under each NEO’s employment agreement, each NEO is entitled to receive $2,000 per month for 24 months in lieu of continuing health and welfare benefits if the NEO is terminated without cause or resigns for good reason.

(d)
Under each NEO’s employment agreement, (1) if the NEO is terminated without cause or resigns for good reasons within six months prior to or 24 months following a change in control, all of his or her time-based equity awards under the 2014 Incentive Plan would vest in full, and (2) if the NEO is terminated due to death or disability, all of his or her time-based equity awards under the 2014 Incentive Plan would vest in proportion to the period of time that elapsed between the grant date of such awards and the date of such termination. The value of accelerated time-based RSUs is calculated using the closing price per share of our common stock on September 30, 2016, or $18.26. The value of accelerated stock options is calculated using the difference between $18.26 and the exercise price of the applicable option.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Chris A. Durbin (Chair)
James L. Elrod, Jr.
Pamela F. Lenehan
Guy Sansone

Equity Compensation Plan Information
The following table provides information as of September 30, 2016 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(c)
Equity Compensation Plans Approved by Stockholders	1,194,827	$19.42	3,957,897
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A

(a)
Includes: (i) 709,832 shares of common stock issuable pursuant to outstanding stock option awards as of September 30, 2016 with a weighted-average exercise price of $19.42; (ii) 442,528 shares of common stock issuable pursuant to outstanding RSU awards as of September 30, 2016; and (iii) 42,467 shares of common stock issuable pursuant to outstanding PRSU awards as of September 30, 2016. There is no exercise price associated with the vesting of RSU and PRSU awards.

(b)
The calculation of the weighted-average exercise price in this column excludes the shares issuable pursuant to outstanding RSU and PRSU awards as of September 30, 2016, because there is no exercise price associated with the vesting of RSU and PRSU awards.

(c)
Pursuant to the terms of the 2014 Incentive Plan, the aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to awards which may be granted was initially 3,325,500 shares. This number will automatically increase on the first day of each fiscal year the 2014 Incentive Plan is in effect by 3.0% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lesser amount determined by the Compensation Committee. Accordingly, on October 1, 2014, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,108,500. On October 1, 2015, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,112,297. On October 1, 2016, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,116,443. The number above includes the additional shares for the increases that occurred on October 1, 2014 and October 1, 2015 but does not include the increase that occurred as of October 1, 2016.

Certain Relationships and Related Party Transactions
Director Nominating Agreement
On September 16, 2014, we entered into a director nominating agreement with the LLC, which contains provisions relating to nominations for the election of directors. The director nominating agreement provides that the LLC or affiliates of Vestar will have the right to nominate: (i) eight of nine directors so long as the LLC and affiliates of Vestar collectively own at least 40% of the total voting power of Civitas; (ii) seven of nine directors so long as the LLC and affiliates of Vestar collectively own at least 35% of the total voting power of Civitas; (iii) six of nine directors so long as the LLC and affiliates of Vestar collectively own at least 30% of the total voting power of Civitas; (iv) five of nine directors so long as the LLC and affiliates of Vestar collectively own at least 25% of the total voting power of Civitas; (v) four of nine directors so long as the LLC and affiliates of Vestar collectively own at least 20% of the total voting power of Civitas; (vi) three of nine directors so long as the LLC and affiliates of Vestar collectively own at least 15% of the total voting power of Civitas; (vii) two of nine directors so long as the LLC and affiliates of Vestar collectively own at least 10% of the total voting power of Civitas; (viii) one of nine directors so long as the LLC and affiliates of Vestar collectively own at least 5% of the total voting power of Civitas. In each case we will agree to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected. In connection with the Distribution, on October 1, 2015, the LLC assigned the director nominating agreement to an affiliate of Vestar that was a member of the LLC.
Registration Rights Agreement
On September 16, 2014, we entered into a registration rights agreement with the LLC. In connection with the Distribution on October 1, 2015, the LLC’s registration rights were assigned to all of the members of the LLC, upon each such member’s execution of a joinder to that agreement pursuant to which they agreed to become subject to all of the rights and obligations thereunder, and the members of the LLC became subsequent holders of the Registrable Securities. Pursuant to the registration rights agreement, the holders of a majority of the registrable securities are entitled to request that we register the shares of our common stock held by the LLC on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” The holders of registrable securities are also entitled to participate in certain registered offerings by us, subject to the terms and conditions in the registration rights agreement. We will pay the holders' expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the LLC as of the closing of our IPO and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities. However, any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with our consent and the consent of the holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vestar Capital Partners V, L.P. and its affiliates, upon notice from us, will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification Agreements
We have indemnification agreements with each of our directors and executive officers. Under the indemnification agreements, directors and executive officers are indemnified against certain expenses, judgments and other losses resulting from involvement in legal proceedings arising from service as a director or executive officer. Civitas will advance expenses incurred by directors or executive officers in defending against such proceedings, and indemnification is generally not available for proceedings brought by an indemnified person (other than to enforce his or her rights under the indemnification agreement). If an indemnified person elects or is required to pay all or any portion of any judgment or settlement for which Civitas is jointly liable, Civitas will contribute to the expenses, judgments, fines and amounts paid in settlement incurred by the indemnified person in proportion to the relative benefits received by Civitas (and its officers, directors and employees other than the indemnified person) and the indemnified person, as may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of NMHI (and its officers, directors and employees other than the indemnified person) and the indemnified person in connection with the events that resulted in such losses, as well as any other equitable considerations which the law may require to be considered. NMHI is a guarantor of Civitas’ obligations under this agreement.
Policies and Procedures for Related Party Transactions
In connection with our IPO, we adopted a policy which provides that our Audit Committee is responsible for reviewing and approving or ratifying related party transactions. For purposes of the policy, a “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Civitas was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which our executive officers, directors, director nominees or any stockholder beneficially owning in excess of five percent of our stock (each, a “related party”) had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K). Any related party who intends to enter into a related party transaction shall promptly disclose that intention and all material facts with respect to such transaction to our Chief Legal Officer. The Chief Legal Officer will then promptly communicate that information to the Audit Committee of the Board. The Audit Committee will review all related party transactions and approve such transactions (subject to a delegation of authority as provided in the policy). In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. It is our policy that directors interested in a related party transaction will recuse themselves from any such vote.

Stock Ownership Information

Beneficial Ownership of Civitas’ Common Stock
The following table shows information about the beneficial ownership of our common stock as of January 6, 2016 by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and NEOs; and

•	all of our directors and executive officers as a group.
The numbers (including percentages) listed below are based on 37,266,213 shares of our common stock outstanding as of January 9, 2017.

Name of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Stock Outstanding
Principal Stockholders:
Funds Affiliated with Vestar (2)(3)	19,605,379	52.6%
FMR LLC (4)	5,236,750	14.1%
Directors and Named Executive Officers:
Bruce F. Nardella (5)	628,947	1.7%
Denis M. Holler (6)	374,421	1.0%
Brett I. Cohen	7,157	*
David Peterson (7)	267,273	*
Kathleen P. Federico (8)	178,298	*
Chris A. Durbin (9)	—	*
James L. Elrod, Jr. (9)	—	*
Patrick M. Gray	6,765	*
Pamela F. Lenehan	27,751	*
Kevin A. Mundt (9)	—	*
Guy Sansone	14,395	*
Gregory S. Roth	13,900	*
Mary Ann Tocio	1,456	*
All directors and current executive officers as a group (10 persons) (10)	1,981,296	5.3%
* Less than 1%

(1)
A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•	voting power which includes the power to vote, or to direct the voting of, such security; and/or

•	investment power which includes the power to dispose, or to direct the disposition of, such security.

(2)	The address for Vestar Capital Partners V, L.P. is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)
Includes (A) 14,557,836 shares of common stock held directly by Vestar Capital Partners V, L.P. (“Vestar V”), 4,003,741 shares of common stock held directly by Vestar Capital Partners V-A, L.P. (“Vestar V-A”), 527,168 shares of common stock held directly by Vestar Capital Partners V-B, L.P. (“Vestar V-B”) and 516,634 shares of common stock held directly by Vestar/NMH Investors, LLC (“Vestar/NMH Investors”). Vestar V is the managing member of Vestar/NMH Investors, and Vestar Executives V, L.P. (“Vestar Executives V”) and Vestar Co-Invest V, L.P. (“Vestar Co-Invest V”) are members of Vestar/NMH Investors. Vestar Associates V, L.P. (“Vestar Associates V”) is the general partner of Vestar V, Vestar V-A, Vestar V-B and Vestar Executives V. Vestar Managers V, Ltd. (“VMV”) is the general partner of Vestar Associates V and Vestar Co-Invest V. Daniel S. O’Connell is the sole director of VMV. As a result of these relationships, each of Vestar Associates V, VMV and Mr. O’Connell may be deemed to have beneficial ownership of securities held by Vestar V, Vestar V-A, Vestar V-B and Vestar/NMH Investment (including the securities beneficially owned by Vestar Executives V and Vestar Co-Invest V). Each of Vestar Associates V, VMV and Mr. O’Connell disclaims beneficial ownership of the securities beneficially owned by Vestar V, Vestar V-A, Vestar V-B and Vestar/NMH Investors (including the securities beneficially owned by Vestar Executives V and Vestar Co-Invest V) except to the extent its or his respective pecuniary interest therein. The address of Vestar V, Vestar V-A, Vestar V-B, Vestar/NMH Investors, Vestar Executives V, Vestar Co-Invest V, Vestar Associates V, VMV and Mr. O’Connell is 245 Park Avenue, 41st Floor, New York, NY 10167.

(4)	Based on Form 13G/A filed by FMR LLC on February 12, 2016. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	Includes options to purchase 106,752 shares.

(6)	Includes options to purchase 20,884 shares.

(7)	Includes options to purchase 17,821 shares.

(8)	Includes options to purchase 15,594 shares.

(9)
Messrs. Elrod, Mundt and Durbin are Managing Directors of Vestar. Each of Messrs. Elrod, Mundt and Durbin disclaims beneficial ownership of any shares beneficially owned by Vestar, except to the extent of his indirect pecuniary interest therein.

(10)	Includes options to purchase 208,063 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, our executive officers and beneficial owners of more than ten percent of Civitas’ common stock to file with the SEC reports of their initial ownership and changes in their ownership of Civitas’ common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during fiscal 2016.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors is primarily responsible for assisting the Board in fulfilling its oversight responsibility with respect to our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal controls over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2016 with management.

2.
The Audit Committee has met with the Company’s internal auditors and independent registered accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits and to review the adequacy of the Company's internal controls, financial reporting practices and the audit process.

3.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

4.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence.

5.
Based on the review and discussion described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the SEC.

Audit Committee
Patrick M. Gray
Pamela F. Lenehan
Gregory S. Roth

Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate fees billed or expected to be billed to us by Deloitte & Touche LLP ("Deloitte"), our independent registered public accounting firm, for fiscal 2016 and fiscal 2015:

Services Rendered	Fees (in thousands)
	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$2,196	$2,964
Audit-Related Fees(2)	—	—
Tax Fees (3)	48	39
All Other Fees(4)	7	3
Total	$2,251	$3,006

(1)
Audit Fees for fiscal 2016 consist of fees billed and expected to be billed by Deloitte for professional services rendered in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and review of other SEC filings. Audit Fees for fiscal 2015 consist of fees billed by Deloitte for professional services rendered in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, services related to our secondary offering, and review of other SEC filings.

(2)
Audit-related fees are for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. Deloitte did not perform any audit related services on behalf of the Company during fiscal 2016 and fiscal 2015.

(3)	Tax fees primarily include professional services rendered for tax compliance services during the fiscal year indicated.

(4)	All other fees include licenses to web-based accounting and finance reference materials.
We have a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm in fiscal 2016 and fiscal 2015 were pre-approved in accordance with the policy.

Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)
(Proposal No. 2)
We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for fiscal 2016 as disclosed in this proxy statement.
The primary objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	achieve accountability for performance, including the quality of our services, by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.
In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.
We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for fiscal 2016 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.
Although this vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation Committee at any time throughout the year. Please refer to “Corporate Governance—Communications with the Board” in this proxy statement for information about communicating with the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Re-approval of the Performance Measures for certain Performance-Based Awards under the Incentive Compensation and Stock Plan

(Proposal No. 3)

At the Annual Meeting, you will be asked to re-approve the material terms of the performance measures that apply to certain performance awards granted under the 2014 Incentive Plan. In order to allow the Company to grant any such awards that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders must approve the material terms of such performance measures prior to the expiration of our IPO transition relief exemption. Stockholders are not being asked to approve any amendments to the 2014 Incentive Compensation Plan or to approve the 2014 Incentive Plan itself under this proposal, but are only asked to re-approve the material terms of the performance measures included in the plan for qualification under Section 162(m) of the Code.

Reasons for Proposal

Stockholder re-approval of the material terms of the performance measures is required for the Company to fully deduct the amount or value of certain performance awards, as permitted under Section 162(m) of the Code. Section 162(m) generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and certain other executive officers (referred to as "covered employees"). This limitation does not apply, however, to "performance-based compensation" as defined under Section 162(m).

To qualify as "performance based compensation" for purposes of Section 162(m), the performance award must be subject to performance measures established by a committee or subcommittee comprised solely of two or more of the Company's outside directors. In addition, the material terms of the performance measures must be disclosed to and approved by the Company's stockholders. Our transition relief exemption as a newly public company will expire effective as of our 2018 Annual Meeting. Certain of our performance-based restricted stock units that are granted under the 2014 Incentive Plan prior to our 2018 Annual Meeting, but that are not settled (i.e., shares delivered) prior to the 2018 Annual Meeting, will not qualify for the Section 162(m) transition period. Accordingly, we are requesting our stockholders approve the material terms of the performance measures. If approval is not obtained, performance awards granted under the 2014 Incentive Plan and settled after the 2018 Annual Meeting will be subject to the $1 million deduction limit, which would result in additional cost to the Company to the extent amounts of compensation paid to covered employees are not deductible.

For purposes of Section 162(m) of the Code, the material terms that stockholders must approve include (i) the group of employees whose compensation would be subject to the performance measures, (ii) the business criteria on which each of the performance measures is based: and (iii) the maximum amounts payable to any executive officer under each performance award.

Group of Employees Subject to the Performance Measures

Officers, employees, directors and consultants of the Company or any of its affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from our company or our affiliates, who are or will be responsible for or contribute to the management, growth or profitability of our business or the business of our affiliates, comprise the class of employees eligible to receive awards under the 2014 Incentive Plan.

Performance Measures under the Incentive Compensation Plan

The performance measures applicable to awards under the Incentive Compensation Plan that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code are as follows: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earnings as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total stockholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies.

Any of the above performance measures may be used to measure the performance of the Company as a whole, one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures as the Compensation Committee may deem appropriate.

Maximum Awards under the Incentive Compensation Plan

No participant in the 2014 Incentive Plan may be granted an award of stock options or performance-based restricted stock units or any other award covering in excess of 3,000,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each management incentive award, award of performance units, award of stock units, award of restricted stock units, or award of restricted stock that may be granted or that may vest, as applicable, under the 2014 Incentive Plan in any calendar year for any individual participant is 3,000,000 shares of Common Stock.

The maximum aggregate amount with respect to management incentive awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, under the 2014 Incentive Plan in any calendar year for any individual participant is $5,000,000. This cash limitation applies separately from the number of shares limitation described above.

Vote Required

Re-approval of the material terms of the performance measures under the 2014 Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-APPROVAL OF THE PERFORMANCE MEASURES FOR CERTAIN PERFORMANCE-BASED AWARDS UNDER THE 2014 INCENTIVE PLAN.

Ratification of Deloitte & Touche LLP as the Company’s
Independent Registered Public Accounting Firm for Fiscal 2017
(Proposal No. 4)
The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor. Deloitte & Touche LLP has served in this capacity for us since 2009. As a matter of good corporate governance, the Audit Committee submits its selection of our independent registered public accounting firm to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2017 if it determines that such a change would be in the best interests of Civitas and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

Other Matters
The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information
Proxy Solicitation Expenses
We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and other employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.
Requirements for Inclusion of Stockholder Proposals in the 2018 Annual Meeting Proxy Statement
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2018 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 and must be received no later than September 22, 2017 unless the date of our 2018 annual meeting is changed by more than 30 days from March 3, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
Advance Notice Bylaw Requirements for Stockholder Proposals
Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2018 annual meeting must provide notice of such business to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 between November 3, 2017 and the close of business on December 3, 2017. The notice must contain the information required by our Bylaws, which are posted on our website.

Annual Report on Form 10-K
Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report on Form 10-K for fiscal 2016 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Civitas Solutions, Inc., 313 Congress Street, Boston, MA 02210, Attn.: Dwight D. Robson (phone: 617.790.4800 or Dwight.Robson@civitas-solutions.com). You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.civitas-solutions.com.
Incorporation by Reference
Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

CIVITAS SOLUTIONS, INC
ATTN: LINDA DE RENZO, SECRETARY
313 CONGRESS STREET, 6TH FLOOR
BOSTON, MA 02210

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1 1

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

| NAME | |
|---|---|
| | CONTROL # → 0000000000000000 |
| THE COMPANY NAME INC. - COMMON | SHARES 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS C | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS E | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS F | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - 401 K | 123,456,789,012.12345 |

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

02 0000000000

The Board of Directors recommends you vote FOR the following:

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 James L. Elrod, Jr. 02 Pamela F. Lenehan 03 Mary Ann Tocio

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

| | | For | Against | Abstain |
|---|---|---|---|---|
| 2 | An advisory, non-binding resolution with respect to our executive officer compensation. | ☐ | ☐ | ☐ |
| 3 | Re-approval of performance measures for certain performance-based awards under the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan. | ☐ | ☐ | ☐ |
| 4 | Ratification of the appointment of Deloitte & Touche, LLP as the Company's Independent Registered Public Accounting Firm for fiscal 2017. | ☐ | ☐ | ☐ |

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000306041_1 R1.0.1.29

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

**CIVITAS SOLUTIONS, INC**
**Annual Meeting of Stockholders**
**March 3, 2017 9:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Bruce F. Nardella, Denis M. Holler, and Linda De Renzo or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CIVITAS SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EST on March 3, 2017, at the Civitas Solutions, Inc. Corporate Headquarters, 313 Congress Street, Fourth Floor, Boston, MA 02210, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Address change/comments:

______________________________

______________________________

______________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000306041_2 R1.0.1.29